Exhibit 5.1

250 VESEY STREET  ●  NEW YORK, NEW YORK  10281.1047

TELEPHONE:  +1.212.326.3939  ●  FACSIMILE:  +1.212.755.7306

September 21, 2021

Calyxt, Inc.

2800 Mount Ridge Road

Roseville, MN 55113

Re:	Up to $50,000,000 of Shares of Common Stock, Par Value $0.0001 Per Share, to

Be Offered Pursuant to the Open Market Sale AgreementSM

Ladies and Gentlemen:

We are acting as counsel for Calxyt, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $50,000,000 aggregate offering price of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) pursuant to the Open Market Sale AgreementSM, dated as of September 17, 2021, between the Company and Jefferies LLC (the “Open Market Sale Agreement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Open Market Sale Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Open Market Sale Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares.

In rendering the opinion above, we have assumed that the resolutions of the Board of Directors authorizing the Company to issue and deliver and sell the Shares pursuant to the Open Market Sale Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ●BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS ● DETROIT DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● LONDON ● LOS ANGELES ● MADRID ● MELBOURNE MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MOSCOW ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH ● SAN DIEGO SAN FRANCISCO ● SÃO PAULO ● SAUDI ARABIA ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

Calyxt, Inc.

September 21, 2021

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-233231) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day